Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

OLIN CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1:    Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $1.00 per share	Other	5,000,000	$18.67	$93,350,000.00	0.0001381	$12,891.64
Total Offering Amounts:						$93,350,000.00		12,891.64
Total Fee Offsets:								—
Net Fee Due:								$12,891.64

(1)Pursuant to Rule 416(a) and 416(c) under the Securities Act of 1933, as amended (“Securities Act”), the Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the Olin Corporation Retirement Savings Plan (“Plan”) and any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)The proposed maximum offering price per unit is estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices per share of Common Stock of Olin Corporation as reported on the New York Stock Exchange on August 10, 2026.